Exhibit 4.9

ARCELORMITTAL  GROUP  MANAGEMENT  BOARD

Performance  Share  Unit  PLAN

ANNEX  C

Supplemental  Terms  for  2015-2016  Group  Management  Board  Performance  Share  Units Plan

The following  share  limits  and  vesting  provisions  shall  apply  to  all  Awards  granted pursuant  to  the  Plan  during  the  period  beginning  on  the  date  of  the  general  meeting  of shareholders  of  the  Company  in  2015  and  ending  on  the  date  of  the  annual  general  meeting  of shareholders  of  the  Company  to  be  held  in  2016  (the  “2015-2016  Plan  Year”).  All  other  terms and  conditions  of  the  Performance  Share  Units  are  as  set  forth  in  the  Plan,  including  but  not limited  to  Section  6  thereof.

1.                    Grant  of  Awards

The value  of  the  Award  shall  correspond  to  80%  of  the  base  salary  at  the  date  of  the settlement  of  the  Award  for  all  members  of  the  Group  Management  Board  of  the  Company  with the exception  of  the  Chief  Executive  Officer  for  whom  the  above  percentage  shall  be  increased to 100%  of  the  base  salary.

For  the  purpose  of  the  above,  the  value  of  the  Award  shall  be  calculated  by  using  the  relevant exchange  rate  of  the  business  day  preceding  the  day  of  the  grant  (as  published  in  the  treasury server  https://web-treasury.appliarmony.net/servlet/Serv3?Forme=Form21).

In  order  to  determine  the  amount  of  the  Award,  the  Volume-Weighted  Average  Price  of  the  New York  Stock  Exchange  of  the  business  day  (VWAP)  preceding  the  grant  shall  be  used.  In  order  to calculate  the  number  of  Performance  Share  Units  to  be  granted,  a  mathematic  rounding  shall  be applied.

2.                    Vesting.

(a)                  Each  Award  granted  during  the  2015-2016  Plan  Year  shall  vest  on  the  three  (3) year  anniversary  of  the  date  on  which  the  Award  was  granted,  subject  to  the continued  active  Employment  of  the  Participant  through  such  date  and  subject  to the achievement  of  the  performance  targets  described  hereafter,  each  of  which shall  determine  the  vesting  of  a  specific  portion  of  the  Award  and  therefore  shall be calculated  separately  to  determine  the  total  vesting.

(b)                 The  performance  targets  for  each  Award  granted  during  the  2015-2016  Plan  Year and  the  portion  of  the  Award  conditioned  by  each  of  them  shall  be  as  follows:

(i)                   The vesting of fifty percent (50%) of the Award (the “TSR Award”) shall be subject to the Company achievement on Total Shareholder Return (TSR) over the vesting period, one half of which shall be determined by comparing the Company’s TSR to the median of the average TSR performance of the companies comprising a comparator group defined by the Committee (the “TSR Comparator Group Award Portion”), as measured over the three-year vesting period, and one half of which shall be determined by comparing the Company’s TSR to the TSR achieved by all of the companies forming the S&P 500 index

(the “TSR S&P 500 Index Award Portion”), and

(ii)                 The  vesting  of  the  remaining  fifty  percent  (50%)  of  the  Award  shall  be subject  to  the  Company  achievement  on  Earnings  Per  Share  ratio  (EPS) over  the  vesting  period  relative  to  the  EPS  of  the  comparator  group defined  by  the  Committee  (the  “EPS  Award”).

(c)                  The  performance  targets  applicable  to  the  TSR  Award  and  the  EPS  Award  shall be as  follows:

(i)                   With  respect  to  the  TSR  Comparator  Group  Award  Portion,  the  threshold level  shall  be  80%  of  the  median,  the  targeted  level  shall  be  100%  of  the median  and  the  stretch  level  shall  be  120%  of  the  median  of  the  average performance  realized  by  the  companies  in  the  comparator  group  over  the three  years  of  the  vesting  period,

(ii)                 With  respect  to  the  TSR  S&P  500  Index  Award,  the  threshold  level  shall be 80%  of  index  performance,  the  targeted  level  shall  be  100%  of  the index  performance  and  the  stretch  level  shall  be  2%  better  than  the  index

(iii)                With  respect  to  the  EPS  Award,  the  threshold  level  shall  be  80%  of  the median,  the  targeted  level  shall  be  100%  of  the  median  and  the  stretch level  shall  be  120%  of  the  median  of  the  average  performance  realized  by the companies  in  the  comparator  group  over  the  three  years  of  the  vesting period,

(d)                 At  the  end  of  the  vesting  period  the  Committee  shall  determine  the  level  of performance  achieved  for  each  of  the  performance  criteria  and,  for  the  portion  of the awards  conditioned  by  each  of  them,  the  Performance  Share  Units  that  shall vest  and  be  subject  to  settlement  for  the  each  Participant  shall  be  as  follows:

(i)                   No  Performance  Share  Units  shall  vest  if  the  Committee  determines  that the achievement  reached  for  the  performance  target  is  below  the  threshold level  defined.

(ii)                 Performance  Share  Units  shall  vest  and  the  Participants  shall  have  the right  to  the  settlement  of  a  number  of  shares  equal  to  50%  of  the Performance  Share  Units  granted  if  the  Committee  determines  that  the achievement  reached  for  the  performance  target  is  at  the  threshold  level defined.

(iii)                Performance  Share  Units  shall  vest  and  the  Participants  shall  have  the right  to  the  settlement  of  a  number  of  shares  equal  to  100%  of  the Performance  Share  Units  granted  if  the  Committee  determines  that  the achievement  reached  for  the  performance  target  is  at  the  targeted  level defined.

(iv)                Performance  Share  Units  shall  vest  and  the  Participants  shall  have  the right  to  the  settlement  of  a  number  of  shares  equal  to  150%  of  the Performance  Share  Units  granted  if  the  Committee  determines  that  the achievement  reached  for  the  performance  target  is  at  the  stretch  level defined  or  above.

For  performance  results  between  threshold  and  stretch  levels  of  the  performance targets,  the  Committee  shall  apply  straight-line  interpolation  to  determine  the number  of  Performance  Share  Units  that  shall  vest  and  be  subject  to  settlement  for the Participants,  provided  that  in  no  event  will  a  Participant  be  entitled  to settlement  of  a  number  of  Performance  Share  Units  equal  to  more  than  150%  of the Performance  Share  Units  granted  to  the  Participant.

(e)                  The  Committee  shall  determine  whether  the  performance  criteria  have  been  met within  sixty  (60)

days  from  the  vesting  date,  and  shall  inform  each  Participant  of such  performance  as  soon  as  practicable  thereafter.

Vested  awards  shall  be  settled  by  the  Company  pursuant  to  the  terms  of  the  Plan  on  or within  fourteen  (14)  days  after  confirmation  that  the  performance  criteria  has  been  met, provided  that  the  Participant  has  submitted  all  necessary  settlement  information  prior  to such  time.

EXHIBIT  3

Terms  Applicable  to  Participants  Subject  to  United  States  Federal,  State  or  Local  Tax  in Respect  of  Performance  Share  Units  Granted  Pursuant  to  the  Plan  during  the  2015-2016 Plan  Year

Pursuant  to  Section  17  of  the  Plan,  the  following  terms  and  conditions  shall  apply  to  all Awards  issued  to  any  Participant  who  is  or  may  be  subject  to  federal,  state  or  local  tax  in  respect of any  Performance  Share  Units  granted  pursuant  to  the  Plan  during  the  2015-2016  Plan  Year  (a “U.S.  Participant”).  With  respect  to  each  U.S.  Participant,  in  the  event  of  any  conflict  between the terms  of  the  Plan  and  this  Exhibit  1,  the  terms  of  this  Exhibit  1  shall  apply.

1.                    Vesting  and  Settlement.

All  Awards  granted  to  U.S.  Participants  shall  be  settled  within  two  and  one  half  months (75  calendar  days)  following  the  date  on  which  such  Award  vests.

2.                    Committee  Discretion.

With  respect  to  Awards  granted  to  U.S.  Participants,  the  Committee’s  authority  with respect  to  leaves  of  absence  as  set  forth  in  Section  4(d)  of  the  Plan  shall  be  limited  as  follows:   the Committee  shall  determine  whether  an  authorized  leave  of  absence,  or  absence  in  military  or government  service,  shall  constitute  termination  of  Employment;  provided  that,  no  payment  shall be made  with  respect  to  any  Award  that  is  subject  to  Section  409A  of  the  Code  as  a  result  of  any such  authorized  leave  of  absence  or  absence  in  military  or  government  service  unless  such authorized  leave  or  absence  constitutes  a  separation  from  service  for  purposes  of  Section  409A.

3.                    Payments  by  the  Company.

With  respect  to  Awards  granted  to  U.S.  Participants,  the  Committee  may  not  accelerate the settlement  of  any  Award  unless  any  such  acceleration  would  be  permissible  under  Section 409A of  the  Code.

4.                    Adjustments  Upon  Certain  Changes.

No  provision  of  Section  9  of  the  Plan  shall  be  given  effect  with  respect  to  Awards  granted to U.S.  Participants,  to  the  extent  that  such  provision  would  cause  any  tax  to  become  due  under Section  409A  of  the  Code.

5.                    Amendment  or  Termination  of  the  Plan.

With  respect  to  Awards  granted  to  U.S.  Participants,  no  provision  of  the  Board  of Directors’  right  to  amend  or  terminate  the  plan  as  provided  in  Section  12  of  the  Plan  shall  be given  effect  to  the  extent  that  such  provision  would  cause  any  tax  to  become  due  under  Section 409A of  the  Code.

6.                    Certain  Limitations  on  Awards  to  Ensure  Compliance  with  Code  Section  409A.

The Company  intends  that  the  Plan  and  each  Award  granted  hereunder  that  is  subject  to Section  409A  of  the  Code  shall  comply  with  Section  409A  of  the  Code  and  that  the  Plan  shall  be interpreted,  operated  and  administered  accordingly.  In  the  event  any  term  and/or  condition  of  an Award  granted  hereunder  would  cause  the  application  of  an  accelerated  or  additional  tax  due  by the Participant  under  Section  409A  of  the  Code,  such  term  and/or  condition  shall  be  restructured, to the  extent  possible,  in  a  manner,  determined  by  the  Committee,  that  does not cause  such  an accelerated  or  additional  tax.  Any  reservation  of  rights  by  the  Company  hereunder  affecting  the timing of  payment  of  any  Award  subject  to  Section  409A  of  the  Code  (including,  without limitation,  the  rights  of  the  Committee  pursuant  to  Section  9(d))  will  only  be  as  broad  as  is permitted  by  Section  409A  of  the  Code.  Notwithstanding  anything  herein  to  the  contrary,  in  no event  shall  the  Company  be  liable  for  the  payment  of  or  gross  up  in  connection  with  any  taxes and  or  penalties  owed  by  the  Participant  pursuant  to  Section  409A  of  the  Code.

To the  extent  that  a  Participant  is  not,  during  the  period  of  time  when  his  or  her  Award  is outstanding,  subject  to  the  application  of  Section  409A  of  the  Code,  the  limitations  contained herein  solely  to  ensure  compliance  with  Section  409A  of  the  Code  shall  not  apply.